Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:

Denise Warren	Beth Wright
SVP/CFO	VP – Communications
615-764-3013	615-764-3010

Capella Healthcare, Inc. Announces First Quarter 2013 Results

Franklin, Tennessee. May 3, 2013 – Capella Healthcare, Inc. (“Capella”) today announced results for the three months ended March 31, 2013.

For the three months ended March 31, 2013, revenue was $187.2 million, compared to $196.9 million for the three months ended March 31, 2012. Adjusted EBITDA for the three months ended March 31, 2013 totaled $21.1 million, compared to $31.8 million for the three months ended March 31, 2012.

Capella’s results for the three months ended March 31, 2012 included adjustments to revenue related to the industry-wide rural floor settlement and the state of Oklahoma’s Supplemental Hospital Offset Payment Program (“SHOPP”). Capella recorded revenue and expenses related to these items of $13.6 and $5.1 million, respectively, during the three months ended March 31, 2012. If the impact of these items is excluded from our results of operations for the three months ended March 31, 2012, revenue and Adjusted EBITDA for the three months ended March 31, 2013 increased $3.9 million and decreased $2.2 million, respectively, compared to the prior year period.

For the three months ended March 31, 2013, admissions and adjusted admissions decreased 1.0% and 1.5% respectively, compared to the prior year period. Adjusting for the impact of an extra day in the prior year period, admissions increased 0.1% and adjusted admissions decreased 0.4%. Revenue per adjusted admission decreased 3.5%, compared to the prior year period. Excluding the prior year period impact of the rural floor settlement and SHOPP, revenue per adjusted admission for the three months ended March 31, 2013 increased 3.7% compared to the prior year period.

“Our first quarter results reflect solid progress on our strategic initiatives in spite of the continued significant challenges that our industry is facing,” said Dan Slipkovich, Chairman and Chief Executive Officer. “Our hospital leadership is doing an excellent job as they continue to improve quality, enhance constituency satisfaction and manage costs. We appreciate the dedicated service provided by physicians, nurses and other health care professionals who work at our family of hospitals.”

About Capella Healthcare

Based in Franklin, Tennessee, Capella Healthcare owns and/or operates general acute-care hospitals in six states. With the philosophy that all health care is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. Capella has access to significant leadership and financial resources, reinvesting in its family of hospitals to strengthen and expand services and facilities. For more information visit the website at www.CapellaHealthcare.com.

Conference Call

Capella will host a conference call for investors at 9:00 a.m. Central time today. All interested investors are invited to access the call by dialing: 877-806-6964, passcode: 53229352. A replay of the call will be available for a period of 30 days, beginning approximately one hour after the call has concluded. Instructions to access the audio recording can be found on the Investor Relations section of the Company’s website at www.CapellaHealth.com. A copy of the Company’s Form 10-Q for the three months ended March 31, 2013 may be obtained via the Company’s website when filed with the Securities and Exchange Commission.

Cautionary Statement about Preliminary Results and other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of healthcare reform and other changes in government programs; (2) spending cuts resulting from the Budget Control Act of 2011; (3) the impact of the economy; (4) growth of uninsured and “patient due” accounts and a deterioration in the collectability of these accounts; (5) federal or state programs that reduce our Medicare or Medicaid payments; (6) the reduction or elimination of payments from third-party payors or the inability to negotiate contracts or maintain satisfactory relationships with third-party payors; (7) controls designed to reduce inpatient services may reduce our revenue; (8) any shortage of qualified professional and staff personnel; (9) our ability to recruit and retain quality physicians; (10) the loss of the services of one or more of our senior management team; (11) our ability to comply with extensive laws and government regulations, including fraud and abuse laws; (12) competition from other hospitals or healthcare providers, including physicians; (13) concentration of revenue in a small number of states, which makes us particularly sensitive to regulatory and economic changes in those states; (14) our access to licensed information systems and the ability to integrate changes to our existing information systems or information systems of acquired hospitals; (15) liabilities for professional liability and other claims brought against our facilities; (16) potential legal and reputational risk as a result of our access to personal information of our patients; (17) state efforts to regulate the construction or expansion of healthcare facilities; (18) the industry trend toward value-based purchasing; (19) our substantial indebtedness and ability to generate cash flow to service or refinance our indebtedness; and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2012		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$218.2		$212.5
Provision for bad debts	(21.3)		(25.3)

Revenue	196.9		187.2

Operating Expenses
Salaries and benefits	90.8	46.1%	89.0	47.5%
Supplies	29.1	14.8%	30.8	16.5%
Other operating expenses	46.9	23.8%	47.0	25.1%
Other income	(0.8)	-0.4%	—	0.0%
Interest, net	13.0	6.6%	13.9	7.4%
Depreciation and amortization	8.8	4.5%	10.6	5.6%

Total costs and expenses	187.8	95.4%	191.3	102.1%

Income (loss) from continuing operations before income taxes	9.1	4.6%	(4.1)	-2.1%
Income taxes	0.9	0.4%	1.1	0.6%

Income (loss) from continuing operations	8.2	4.2%	(5.2)	-2.7%

Loss from discontinued operations, net of tax	(3.3)	-1.7%	(0.5)	-0.3%

Net income (loss)	4.9	2.5%	(5.7)	-3.0%
Less: Net income (loss) attributable to non-controlling interests	0.2	0.1%	(0.1)	-0.1%

Net income (loss) attributable to Capella Healthcare, Inc.	$4.7	2.4%	$(5.6)	-2.9%

Capella Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2012 (a)	March 31, 2013 (unaudited)
Assets
Current Assets:
Cash and cash equivalents	$33.3	$10.0
Accounts receivable, net	123.5	125.7
Inventories	24.8	24.7
Prepaid expenses and other current assets	4.9	6.7
Other receivables	6.6	7.3
Deferred tax assets	1.7	2.3

Total current assets	194.8	176.7
Property and equipment, net	473.6	473.0
Goodwill	136.0	136.0
Intangible assets, net	10.7	11.7
Other assets, net	29.3	27.0

Total assets	$844.4	$824.4

Liabilities and Stockholder’s Deficit
Current liabilities:
Accounts payable	$31.1	$28.4
Salaries and benefits payable	23.1	23.2
Accrued interest	23.3	11.7
Current portion of long-term debt	8.4	10.2
Other accrued liabilities	20.9	19.4

Total current liabilities	106.8	92.9
Long-term debt	543.4	541.7
Deferred income taxes	14.1	15.5
Other liabilities	30.3	30.1
Redeemable non-controlling interests	21.1	21.1
Due to parent	210.5	210.8
Stockholder’s deficit:
Common stock	—	—
Retained deficit	(81.8)	(87.7)

Total stockholder’s deficit	(81.8)	(87.7)

Total liabilities and stockholder’s deficit	$844.4	$824.4

(a)	Derived from audited consolidated financial statements

Capella Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	For the Three Months Ended March 31,
	2012	2013
Operating activities:
Net income (loss)	$4.9	$(5.7)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	3.3	0.5
Depreciation and amortization	8.8	10.6
Amortization of loan costs and debt discount	1.0	1.0
Provision for bad debts	21.3	25.3
Deferred income taxes	0.6	0.8
Stock-based compensation	0.3	0.3
Changes in working capital, net of acquisitions	(42.1)	(45.4)

Net cash used in operating activities—continuing operations	(1.9)	(12.6)
Net cash used in operating activities—discontinued operations	(2.1)	(0.5)

Net cash used in operating activities	(4.0)	(13.1)

Investing activities:
Acquisition of healthcare businesses	(6.5)	—
Purchases of property and equipment, net	(6.6)	(8.8)
Proceeds from disposition of hospital	1.6	—

Net cash used in investing activities	(11.5)	(8.8)

Financing activities:
Payments on capital leases	—	(1.5)
Advances from Parent	0.3	0.3
Distributions to non-controlling interests	(0.8)	(0.2)

Net cash used in financing activities	(0.5)	(1.4)

Change in cash and cash equivalents	(16.0)	(23.3)
Cash and cash equivalents, beginning of period	42.4	33.3

Cash and cash equivalents, end of period	$26.4	$10.0

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA – Reported (Unaudited)

(Dollars in millions)

	For the Three Months Ended March 31,
	2012	2013
Net income (loss) attributable to Capella Healthcare, Inc.	$4.7	$(5.6)
Interest, net	13.0	13.9
Income taxes	0.9	1.1
Depreciation and amortization	8.8	10.6
Non-controlling interests	0.2	(0.1)
Acquisition-related expenses	0.6	0.4
Stock-based compensation expense	0.3	0.3
Discontinued operations, net of taxes	3.3	0.5

Adjusted EBITDA (1)	$31.8	$21.1

(1)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, acquisition-related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Condensed Consolidated Statements of Operations (Unaudited)

Excluding the impact of the rural floor settlement and prior year SHOPP on the three months ended March 31, 2012

(Dollars in millions)

	Three Months Ended March 31,
	2012(1)		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$204.6		$212.5
Provision for bad debts	(21.3)		(25.3)

Revenue	183.3		187.2

Operating Expenses
Salaries and benefits	88.6	48.3%	89.0	47.5%
Supplies	29.1	15.9%	30.8	16.5%
Other operating expenses	44.0	24.0%	47.0	25.1%
Other income	(0.8)	-0.4%	—	0.0%
Interest, net	13.0	7.1%	13.9	7.4%
Depreciation and amortization	8.8	4.8%	10.6	5.6%

Total costs and expenses	182.7	99.7%	191.3	102.1%

Income (loss) from continuing operations before income taxes	0.6	0.3%	(4.1)	-2.1%
Income taxes	0.9	0.5%	1.1	0.6%

Loss from continuing operations	(0.3)	-0.2%	(5.2)	-2.7%

Loss from discontinued operations, net of tax	(3.3)	-1.8%	(0.5)	-0.3%

Net loss	(3.6)	-2.0%	(5.7)	-3.0%
Less: Net income (loss) attributable to non-controlling interests	0.2	0.1%	(0.1)	-0.1%

Net loss attributable to Capella Healthcare, Inc.	$(3.8)	-2.1%	$(5.6)	-2.9%

(1)	Excludes approximately $13.6 million and $5.1 million of revenue and expenses, respectively, for the three months ended March 31, 2013 related to the industry wide rural floor settlement and the prior year out of period SHOPP.

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA (Unaudited)

Excluding the impact of the rural floor settlement and prior year SHOPP on the three months ended March 31, 2012

(Dollars in millions)

	For the Three Months Ended March 31,
	2012	2013
Net loss attributable to Capella Healthcare, Inc. (1)	$(3.8)	$(5.6)
Interest, net	13.0	13.9
Income taxes	0.9	1.1
Depreciation and amortization	8.8	10.6
Non-controlling interests	0.2	(0.1)
Acquisition-related expenses	0.6	0.4
Stock-based compensation expense	0.3	0.3
Discontinued operations, net of taxes	3.3	0.5

Adjusted EBITDA (2)	$23.3	$21.1

(1)	For the three months ended March 31, 2012, net loss attributable to Capella Healthcare, Inc. excludes the impact of approximately $13.6 million and $5.1 million of revenue and expenses, respectively, related to the industry wide rural floor settlement and the prior year out of period SHOPP.
(2)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, acquisition-related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Capella Healthcare, Inc.

Operating Statistics (1) (Unaudited)

	For the Three Months Ended March 31,
	2012	2013	% change
Total Consolidated:
Admissions	11,582	11,466	-1.0%

Adjusted Admissions	24,220	23,860	-1.5%

Revenue per adjusted admission	$8,130	$7,846	-3.5%

Inpatient Surgery	2,408	2,477	2.9%

Outpatient Surgery	5,765	5,807	0.7%

Emergency Room Visits	56,830	59,999	5.6%

(1)	All hospital statistics are on a continuing operations basis and excludes all facilities classified under discontinued operations.